Exhibit 99.1

Carbon Fiber Technology, LLC

Financial Statements

December 31, 2003 and 2002

INDEPENDENT AUDITORS’ REPORT

Board of Managers

Carbon Fiber Technology, LLC

We have audited the balance sheet of Carbon Fiber Technology, LLC (the “Company”) as of December 31, 2003 and the related statements of income, members’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.  The financial statements of Carbon Fiber Technology, LLC as of December 31, 2002 and 2001, were audited by other auditors whose report dated January 24, 2003, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the 2003 financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Peterson & Co., LLP
Peterson & Co., LLP

San Diego, California

January 15, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Managers

Carbon Fiber Technology, LLC

We have audited the accompanying balance sheet of Carbon Fiber Technology, LLC (the “Company”) as of December 31, 2002 and the related statements of income, members’ equity, and cash flows for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

January 24, 2003

CARBON FIBER TECHNOLOGY, LLC

BALANCE SHEETS

December 31, 2003 and 2002

	2003	2002

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,804,126	$1,654,244
Accounts receivable	84,777	910,058
Inventories	2,374,608	1,141,720
Prepaid expenses	6,893	4,273

Total current assets	4,270,404	3,710,295

PROPERTY, PLANT AND EQUIPMENT, NET	9,727,587	10,840,572

Total assets	$13,997,991	$14,550,867

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$383,680	$339,590
Accrued expenses	221,590	348,809
Deferred revenue	206,196	—

Total current liabilities	811,466	688,399

MEMBERS’ EQUITY	13,186,525	13,862,468

Total liabilities and members’ equity	$13,997,991	$14,550,867

The accompanying notes are an integral part of these financial statements

CARBON FIBER TECHNOLOGY, LLC

STATEMENTS OF INCOME

For the Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

REVENUES, NET	$6,157,967	$9,181,834	$8,782,902

COST OF SALES	5,857,545	8,746,948	8,425,095

GROSS PROFIT	300,422	434,886	357,807

OTHER INCOME (EXPENSE)	23,635	32,070	(17,312)

NET INCOME	$324,057	$466,956	$340,495

The accompanying notes are an integral part of these financial statements

CARBON FIBER TECHNOLOGY, LLC

STATEMENT OF MEMBERS’ EQUITY

For the Years Ended December 31, 2003, 2002 and 2001

BALANCE, December 31, 2000 (unaudited)	$15,215,949

Distributions to members	(380,932)

Net income	340,495

BALANCE, December 31, 2001	15,175,512

Distributions to members	(1,780,000)

Net income	466,956

BALANCE, December 31, 2002	13,862,468

Distribution to members	(1,000,000)

Net income	324,057

BALANCE, December 31, 2003	$13,186,525

The accompanying notes are an integral part of these financial statements

CARBON FIBER TECHNOLOGY, LLC

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$324,057	$466,956	$340,495
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,156,436	1,152,632	1,136,179
(Gain) Loss on sale of equipment	—	(2,551)	65,963
Changes in operating assets and liabilities:
Accounts receivable	825,281	199,131	(252,724)
Inventories	(1,232,888)	829,388	(816,217)
Prepaid expenses	(2,620)	(3,190)	(41)
Accounts payable	44,090	99,182	(82,137)
Accrued expenses	(127,219)	47,111	18,094
Deferred revenue	206,196	—	—

Net cash provided by operating activities	1,193,333	2,788,659	409,612

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(43,451)	(109,070)	(192,936)
Proceeds from disposal of property	—	3,036

Net cash used in investing activities	(43,451)	(106,034)	(192,936)

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to members	(1,000,000)	(1,780,000)	(380,932)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	149,882	902,625	(164,256)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	1,654,244	751,619	915,875

CASH AND CASH EQUIVALENTS, END OF YEAR	$1,804,126	$1,654,244	$751,619

The accompanying notes are an integral part of these financial statements

CARBON FIBER TECHNOLOGY, LLC

NOTES TO FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Significant Accounting Policies

Nature of Operations

Carbon Fiber Technology, LLC (a Delaware limited liability company) (the “Company”) manufactures carbon fiber for use in various applications, including aerospace, sporting goods, and other commercial applications. The Company, which was previously a wholly owned subsidiary of Aldila Materials Technology Corporation (“AMTC”), was formed on October 29, 1999 as a joint venture between AMTC and SGL Carbon Fibers and Composites, Inc. (“SGL”). AMTC contributed net assets with a book value of $13,275,877. SGL purchased a 50% interest in AMTC’s carbon fiber manufacturing operations with a net book value of $6,637,939 for $6,971,934 in cash. Accordingly, the excess of consideration paid by SGL over the net book value of the assets acquired of the carbon fiber manufacturing operations was recorded as a step-up in basis and is being depreciated over the average remaining useful life of the manufacturing equipment. Based on their respective ownership interest of 50% in the joint venture, profit and loss are allocated equally to each member. The Amended and Restated LLC Agreement provides that the Company is to continue until December 31, 2099 unless it is dissolved earlier, its affairs are wound up, and final liquidating distributions are made pursuant to the Amended and Restated LLC Agreement.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. The recorded amounts of assets, liabilities, revenues, expenses, and related disclosures are affected by such estimates and assumptions, and actual results could differ from those estimates and assumptions.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company has not historically experienced losses on such investments.

Accounts Receivable

The joint venture has been established to provide for the carbon fiber needs of the respective members of the Company. Sales to third parties are permitted only after the carbon fiber requirements of each member are met. There have been no significant sales to third parties for the years ended December 31, 2003 and 2002. Therefore, an allowance for bad debt has not been made.

Inventories

Inventories are stated at the lower of first-in, first-out (FIFO) cost or market value.  Significantly all operating costs of the Company are directly related to the manufacturing process, and are included in the cost of inventory.

Property, Plant and Equipment

Property, plant, and equipment are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets as follows:

Years

Building	39
Manufacturing equipment	5-10
Office furniture and equipment	3-10

Impairment or Disposal of Long-Lived Assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.  No assets are considered to be impaired as of December 31, 2003 and 2002.

Revenue Recognition

The Company recognizes revenue when product is shipped. In accordance with the Amended and Restated LLC Agreement and subject to modifications made by the members, the Company bills the members for fixed costs incurred on a monthly basis and bills variable costs at an agreed-upon transfer price for the period as carbon fiber is shipped. The billings reflect an approximate 5% gross profit margin to the Company.  Periodically, the Company bills its customers for fixed costs associated with production prior to the shipment of the product.  As the Company has not completed the earning process, such amounts received for fixed cost billings paid in advance of shipment of the carbon fiber are recorded as deferred revenue.

Supplier Concentrations

For the year ended December 31, 2003, 2002 and 2001, the Company had one major supplier representing approximately one hundred percent (100%) of purchases of precursor.  At December 31, 2003, the amount due to these suppliers included in accounts payable was $223,767.

Income Taxes

As a limited liability company, the Company is not subject to federal and state income taxes. The taxable income or loss of the Company is included in the income tax returns of its members. Accordingly, the Company has made no provision for income taxes.

Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, trade accounts receivable and payable and certain accrued expenses in the financial statements approximates their fair value due to the short maturity of those investments.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year’s presentation.  These changes had no impact on previously reported results of operations or shareholders’ equity.

Note 2– Accounts Receivable

The composition of accounts receivable is summarized as follows:

	December 31,
	2003	2002

Billed accounts receivable	$84,777	$655,620
Unbilled accounts receivable	—	254,438

Accounts receivable	$84,777	$910,058

Note 3– Inventories

The composition of inventory is summarized as follows:

	December 31,
	2003	2002

Raw materials	$200,437	$180,401
Work in process	102,979	402,827
Finished goods	2,071,192	558,492

Inventories	$2,374,608	$1,141,720

Note 4– Property, Plant and Equipment

The composition of property, plant and equipment is summarized as follows:

	December 31,
	2003	2002

Land	$140,142	$140,142
Building	5,850,019	5,850,019
Manufacturing equipment	8,352,930	8,351,886
Office furniture and equipment	49,287	54,921
Construction in progress	42,409	—

	14,434,787	14,396,968
Less accumulated depreciation and amortization	(4,707,200)	(3,556,396)

Property, plant and equipment	$9,727,587	$10,840,572

Depreciation and amortization expense for the years ended December 31, 2003, 2002 and 2001 was $1,156,436, $1,152,632 an $1,136,179, respectively.

Note 5– Accrued Expenses

The composition of accrued expenses is summarized as follows:

	December 31,
	2003	2002

Salaries	$101,726	$115,819
Accrued bonuses	97,810	205,170
Other	22,054	27,820

Accrued expenses	$221,590	$348,809

Note 6 - Concentration of Credit Risk

At December 31, 2003, the Company has accounts in excess of federally insured limits with one financial institution.  The Company places cash with a high-credit, quality financial institution and believes no significant credit risk exists.

Note 7– Related Party Transactions

The joint venture has been established to provide for the carbon fiber needs of the respective members.  Substantially all sales for the years ended December 31, 2003 and 2002 were made to the members, SGL and Aldila Golf Corp., an affiliate of AMTC.  Substantially all accounts receivable at December 31, 2003 and 2002 are due from SGL and Aldila Golf Corp.  Administrative services charged by Aldila Golf Corp. to the Company were $18,292, $18,000 and $30,000 for the years ended December 31, 2003, 2002 and 2001.

Note 8– Employee Benefit Plan

Effective January 1, 2000, the Company adopted the Carbon Fiber Technology, LLC 401(k) Savings Plan (the “Plan”) for employees of the Company.  This defined contribution plan allows employees who satisfy the age and service requirements of the Plan to contribute up to 20% of pre-tax wages, limited to the maximum amount permitted by federal law.  The Company matches 25% of the first 4% of employee contributions.  The Company’s matching contributions vest ratably over four years.  The Company’s contributions amounted to $5,341, $6,458 and $7,000 for the years ended December 31, 2003, 2002 and 2001, respectively.